Exhibit 10.11

March 3, 2004

John Colvin

Dear John:

On behalf of Calix Networks, Inc. (the “Company”), I am pleased to offer you this employment agreement for the position of Vice President, North American Field Operations reporting directly to Carl Russo, President and Chief Executive Officer of the Company.

The terms of your position with the Company are as set forth below:

1. Position.

a. You will become the Vice President, North American Field Operations, working out of the Company’s headquarters office in Petaluma, California. You report directly to Carl Russo, President and Chief Executive Officer of the Company.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, however, you shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations (but, in each case, only to the extent that such activities do not interfere with the performance of your duties hereunder), or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the company on April 1, 2004 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. Your starting base salary will be $5,769.23, paid bi-weekly, which equates to $150,000.00 annually, subject to applicable tax withholding. Salaries are generally reviewed on an annual basis. In addition you will be eligible for a bonus compensation plan tied to performance which has a targeted $200,000.00 bonus at quota.

5. Stock Options.

a. Initial Grant. In connection with the commencement of this agreement, the Company will recommend that the Board of Directors grant you an option or stock purchase right to purchase 300,000 shares of the Company’s Common Stock (“Shares”). This option will vest during the period you remain continuously employed by the Company at the rate of 25% of the Shares on the one year anniversary of the Start Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next thirty-six (36) months. Vesting will depend on your continued employment with the Company. Subject to the discretion of the Company’s Board of Directors, you maybe eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

b. Subsequent Option Grant. In addition to the grant referenced in paragraph 5a. above, should you deliver $120,000,000 in bookings for the period beginning April 1, 2004, and ending March 31, 2005, then the Company will recommend that the Board of Directors grant you an option or stock purchase right to purchase 36,000 Shares. Should you not achieve the booking target then these shares will not be awarded. This option will vest during the period you remain continuously employed by the Company at the rate of 1/48 of the total number of Shares underlying the option per month following the Vesting Commencement Date (which will be April 1, 2005 or when you have achieved the booking target, whichever is first). Vesting will, of course, depend on your continued employment with the Company. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

c. Option Terms. The options granted to you as set forth hereunder will be immediately exercisable and, if exercised prior to vesting, will be subject to the Company’s right to repurchase unvested Shares at cost in connection with the termination of your employment with the Company (subject to paragraph 5e. below). The options will be non-qualified stock options and will be subject to the terms of the Company’s 2002 Stock Plan and the Stock Option Agreements between you and the Company.

d. Acceleration of Vesting. In the event that any option is assumed or substituted by a successor company in connection with a Change of Control (as defined in the

2002 Stock Plan) and either the Company (or the surviving entity) terminates your employment other than for Cause (as defined below), or you resign your employment as a result of a Constructive Termination (as defined in your Notice of Stock Option Grant), within twelve (l2) months of the effective date of the Change of Control, you will become vested in (and any repurchase right held by the Company shall lapse as to) the number of the then-unvested shares that would have vested if your employment continued for twelve (12) months following the termination date.

For purposes of this paragraph 5, the following terms shall have the meanings as set forth below:

“Change of Control Transaction” shall mean the sale, conveyance, or disposal of all or substantially all of the Company’s assets or business, or the merger of the Company into, or the consolidation of the Company with, any other corporation or entity (other than a wholly-owned subsidiary of the Company), or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this definition shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation.

“Cause” shall mean (i) your intentional failure to perform, or gross negligence in the performance of, one or more of your essential duties and responsibilities to the Company and/or your failure to follow the lawful directives of the Company’s Board of Directors; (ii) your extended or repeated absence from the Company’s headquarters other than as a result of Company-related travel or Board-approved time off; (iii) your deliberate and material violation of any Company policy; (iv) your conviction of a felony or your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company or bring the Company into substantial public disrepute; (v) your unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your willful breach of any of your material obligations under any written agreement or covenant with the Company or your fiduciary duties to the Company; or (vii) your death or any disability that renders you, in the good faith determination of the Company’s Board of Directors, unable to perform the essential duties and responsibilities of your job.

“Constructive Termination” shall mean voluntary termination within three (3) months following (i) a material reduction or change (without written consent) in the individual’s title, job duties, responsibilities and job requirements inconsistent with such individual’s position with the Company and such individual’s prior duties, responsibilities and requirements; (ii) any material reduction of the individual’s base compensation without such individual’s written consent (except an equal, across-the-board reduction in the compensation of all executive officers of the Company approved by the Board of Directors), or (iii) a relocation of the individual’s place of employment more than forty-five (45) miles from Petaluma, California, without such individual’s written consent.

“Vesting Period” with respect to an option grant or stock purchase right grant shall mean the forty-eight (48) month period following the date that vesting initially commences for such grant.

6. Relocation Assistance.

a. Home Finding Trip. The Company shall reimburse you for one (1) trip for up to five days including transportation for employee and spouse, rental car, lodging and meals.

b. Shipment of Household Goods and Storage. Your move will be handled by a professional moving company including packing, loading and unloading. You are responsible for unpacking. The Company will provide shipping insurance up to $75,000 (full replacement value) and storage of goods for up to 30 days. Additionally the Company shall reimburse for shipment of up to two cars.

c. Real Estate Expense Assistance. The Company shall reimburse you for seller closing costs at the time of sale of your existing primary residence. Calix will reimburse reasonable and customary non-recurring buyer closing costs in an amount not to exceed 2% of the purchase price. The new home must be purchased within twelve (12) months of the effective date of transfer.

d. Temporary Living Expenses. The Company will reimburse you for hotel, lodging and meals for up to 14 days. Residential housing will be reimbursed for up to sixty (60) days.

e. Timing and Use of Benefits. These relocation benefits must be used within the first twelve (12) months of employment. After said period these benefits expire.

7. Benefits.

a. Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefit plans currently available to other executive-level employees of the Company, subject to any eligibility requirements imposed by such plans.

b. Vacation; Sick Leave. You will be entitled to such number of paid vacation days per year equivalent to that provided to other executive-level employees of the Company, pro-rated for the remainder of the calendar year. Vacation accrues ratably per pay period and may not be taken before it is accrued.

c. Business Expenses. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, subject to the Company’s standard expenditure and reimbursement guidelines.

8. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed as Attachment B hereto for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9. No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10. At-Will Employment. Your employment with the Company is on an “at-will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability other than as expressly set forth in this letter. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the provisions of this letter. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an appropriate officer of the Company.

As an employee, you are expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of this agreement, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality

Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,		ACCEPTED AND AGREED:

CALIX NETWORKS, INC.		JOHN COLVIN

By:	/s/ Carl Russo	/s/ John N. Colvin
	Carl E. Russo, President & CEO	Signature

March 12, 2004
Date

Attachment A: List of Board Commitments

Attachment B: Confidential Information and Invention Assignment Agreement

Attachment A

List of Board Commitments

Attachment B

Confidential Information and Invention Assignment Agreement